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                                   EXHIBIT 10

                         Page 3 of 1995 Proxy Statement
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                        SECURITY OWNERSHIP OF MANAGEMENT

                                                              SHARES OF
                                                            COMMON STOCK
                                                         OWNED BENEFICIALLY
                                                                AS OF                  PERCENT OF
                   NAME AND ADDRESS                     SEPTEMBER 28, 1995(1)         COMMON STOCK
                   ----------------                     ---------------------         ------------
James T. Henderson....................................          33,244(2)                  1.393
  183 Monteroy Road, Rochester, NY 14618
Graeme MacLetchic.....................................           4,000                      .168
  One Dunham Place, Irvington, NY 10533
John C. Partigan......................................              --                        --
  c/o Nixon Hargrave Devans & Doyle LLP
  PO Box 1051, Rochester, NY 14603
Ned W. Roman..........................................           9,540                      .400
  c/o Clover Capital Management
  11 Tobey Village Office Park, Pittsford, NY 14534
Virginia S. Pacala....................................         687,804                    28.813
  3515 Elmwood Avenue, Rochester, NY 14610
Robert S. Urland......................................          49,922                     2.091
  297 Whispering Hills, Victor, NY 14564
John C. Darjany.......................................          62,487                     2.618
  4037 Bouton Drive, Lakewood, CA 90712
Gary W. Lorenz........................................          76,953                     3.224
  4016 Pine Avenue, Long Beach, CA 90807
Joseph A. Murrer......................................          25,148(3)                  1.051
  96 Eileen Drive, Rochester, NY 14616
Anthony J. Ryanczak...................................              --                        --
  64 Cambric Circle, Pittsford, NY 14534
All directors and executive officers as a group (10
  persons)............................................         949,098(4)                 39.660

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(1) For all shares listed, the director or officer possesses sole voting and sole investment power except as otherwise indicated in the footnotes below. Amounts for Mrs. Pacala and Messrs. Henderson, and MacLetchie include 800 restricted shares granted to each of them under the 1991 Directors Stock Plan.

(2) Includes 22,044 shares held in the name of Mrs. Henderson, beneficial interest in which is disclaimed by Mr. Henderson.

(3) Includes 6,000 shares which may be acquired by Mr. Murrer within 60 days following September 28, 1995 through exercise of stock options.

(4) Includes 22,044 shares held by, or for the benefit of, the immediate families and other relatives of the directors and officers, where shared voting power may be deemed to exist, but beneficial ownership of which is disclaimed. Amount also includes 6,000 shares which may be acquired by an officer within 60 days following September 28, 1995, through exercise of stock options.

Mr. John C. Partigan is a partner in the law firm of Nixon Hargrave Devans & Doyle LLP, which Griffin has retained as its general counsel since 1970.

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